Exhibit 99.1
FOR IMMEDIATE RELEASE
Media Contact:
Courtney Dirschell
Marketing Department
Monarch Community Bank
375 N. Willowbrook
Coldwater, MI 49036
517.278.3961
courtney.dirschell@monarchcb.com
“DeVries Welcomed as CEO to Monarch Community Bank”
July 14, 2010 — Coldwater, MI - The Board of Directors at Monarch Community Bank and Monarch Community Bancorp, Inc. (Nasdaq: MCBF) is proud to announce the appointment of Richard J. (“Rick”) DeVries, as the new president and CEO of the Bank and the Bancorp. DeVries has begun working at the Bank, however, his appointment as President and CEO as well as his base salary and inducement award of 20,834 shares is subject to approval of the Federal Deposit Insurance Corporation, the Michigan Office of Financial and Insurance Regulation, and the Federal Reserve. He comes to the Bank with extensive banking experience and an enthusiasm for leading a community bank.
DeVries was previously the president and CEO of Pavilion Bancorp Inc./Bank of Lenawee in Adrian, Michigan. During his five years as president he developed a dynamic sales and credit culture while significantly increasing shareholder value. He has also been nationally recognized for innovations in product development and cross-selling.

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DeVries also has a diverse background in banking, working as the president and CEO of Bank One/Citizens Bank in Ypsilanti and Lansing, commercial lending, venture capital lending, corporate training, commercial loan officer, and commercial lending trainee. He obtained his Bachelors and Masters degrees from Central Michigan University in the areas of Finance, Marketing, and Economics.
He is a graduate of St. Joseph High School in St. Joseph, Michigan and currently resides in Adrian with his wife, Dyana. Together they have six children and two grandchildren. In his spare time he enjoys running marathons, playing golf, and being with family. DeVries office will be located at 375 N. Willowbrook Rd. in Coldwater.
“I’m excited to be working with the team of employees at Monarch to make this the best bank in the country,” said DeVries. His job responsibilities will include overseeing the day to day operations of the bank, managing investor relations, overseeing the adequacy and soundness of the organization’s financial structure, and representing the bank while providing support to customers, shareholders, the public, and the financial community.
Established in 1934, Monarch Community Bank has branches located in Marshall, Coldwater, Union City and Hillsdale. For more information about Monarch Community Bank products and services, connect on Facebook, Twitter, the blog or go to www.monarchcb.com.
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